PRICING SUPPLEMENT NO. 01                          Registration No. 333-86049
Dated October 5, 2000                              Filed pursuant to
to Supplemental Prospectus                         Rule 424(b)(2)
Dated December 14, 1999
and Base Prospectus
Dated December 3, 1999



                                            EL PASO ENERGY CORPORATION

                                             Global Medium Term Notes
                                             (Senior Fixed Rate Notes)


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Trade Date:                                                         October 5, 2000

Settlement Date (Original Issue Date):                              October 11, 2000

Maturity Date:                                                      October 15, 2030

Principal Amount (in specified currency):                           US$ 300,000,000


Price to Public (Issue Price):                           99.561% of Principal Amount

Agent's Discount or Commission:                                               0.875%

Net Proceeds to El Paso Energy:                                      US$ 296,058,000

Interest Rate:                                                      8.050% per annum

Record Dates:                                             Each April 1 and October 1

Interest Payment Dates:                                 Each April 15 and October 15

First Interest Payment Date:                                          April 15, 2001

Form of Note (Book-Entry or Certified):                                   Book-Entry

CUSIP No:                                                                28368E AA 4

Trustee and Paying Agent:                                   The Chase Manhattan Bank

Other Terms:                                                                    None

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         Capitalized terms used in this pricing  supplement which are defined in the prospectus supplement have the meanings assigned to them in the prospectus supplement. Medium Term Notes may be issued by El Paso Energy in an aggregate principal amount of up to $600,000,000 and, to date, including this offering, an aggregate of $300,000,000 Medium Term Notes have been issued.




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PRICING SUPPLEMENT NO. 01
October 5, 2000

 Additional Information:

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

     The information contained in the base prospectus under the caption "Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Stock Dividend Requirements" is hereby amended in its entirety as follows:

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                                                                                                        Six Months

                                                                                                          Ended

                                                           Year Ended December 31,                       June 30,
                                                           -----------------------                       --------

                                                1995        1996       1997         1998       1999       1999        2000
                                                ----        ----       ----         ----       ----       ----        ----

Ratio of  Earnings to Fixed  Charges  and Ratio of  Earnings  to Combined  Fixed
Charges and Preferred and Preference Stock Dividend Requirements (1).........


                                                2.99x       2.62x      2.53x       ______ (2)   ______ (2)  ______(2) 2.24x
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-----------------------
(1) The ratio of earnings  to combined  fixed  charges and  preferred  and preference  stock dividend  requirements  for the period  presented is the same  as the  ratio  of  earnings  to  fixed  charges  since  we  have  no outstanding  preferred  stock  or  preference  stock  and,  therefore,  no dividend requirements.

 (2) Earnings were inadequate to cover fixed charges by $560 million in 1998, $407 million in 1999, and $212 million for the six months ended June 30, 1999.

    For the purpose of computing these ratios, earnings means income (loss) from continuing operations before:

            -       income taxes;

            -       minority interest in majority-owned subsidiaries;

            -       interest expense, not including interest on rate refunds;

            -       amortization of debt costs;

            - that portion of rental expense which we believe to represent an interest factor; and

            - adjustment to equity earnings to reflect actual distributions from equity investments.

         Fixed charges means the sum of the following:

            -        interest cost, not including interest on rate refunds;

            -        amortization of debt costs;

            - that portion of rental expense which we believe to represent an interest factor;

            - the pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and

            -        minority interest in majority-owned subsidiaries.

PLAN OF DISTRIBUTION

         The Notes are being purchased in the amounts indicated by the underwriters listed below, individually as principal.

         Banc of America Securities LLC                US$ 180,000,000
         ABN AMRO Incorporated                         US$  60,000,000
         Chase Securities Inc.                         US$  60,000,000

         The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.